Exhibit 99.1

PEOPLE’S UTAH BANCORP REPORTS FIRST QUARTER 2017

RESULTS AND DECLARES QUARTERLY DIVIDEND

AMERICAN FORK, UTAH, April 26, 2017 – People’s Utah Bancorp (the “Company or PUB”) (Nasdaq: PUB) today announced results for the quarter ended March 31, 2017.   The Board of Directors also declared another quarterly dividend.

Consolidated net income for the quarter ended March 31, 2017 was $6.5 million, approximately the same as in the fourth quarter of 2016 and compared to $5.2 million for the first quarter of 2016, an increase of 24.4% year over year.  Diluted earnings per share were $0.36 in the current quarter and in the fourth quarter of 2016 and $0.29 in the first quarter of 2016.

The Board of Directors declared a quarterly dividend of $0.08 per common share. The dividend will be payable on May 15, 2017 to shareholders of record on May 8, 2017. The dividend payout ratio for earnings for the quarter ended March 31, 2017 was 22.0%.  This continues our over 50-year trend in paying dividends.

“Our operating results for the first quarter of 2017 were comparable to the fourth quarter of 2016, our best quarter to-date.  It also was a 24.4% increase over the first quarter of 2016.  Our current quarter’s return on average equity was over 11% and return on average assets was 1.59%.  We are also pleased with our overall loan growth of over 7.7% year-over-year and 2.9% on a linked quarter basis, and our efficiency ratio of 56.83% for the quarter.” said Richard Beard, President and Chief Executive Officer of People’s Utah Bancorp.

Highlights of the First Quarter of 2017

•	Net income of $6.5 million and diluted earnings per share of $0.36.
•	Declared a quarterly dividend of $0.08 per share.
•	Net interest margin was 4.55%
•	Return on average equity was 11.39%.
•	Return on average assets was 1.59%.
•	Efficiency ratio was 56.83%.
•	Loans held for investment at quarter-end grew 7.7% year-over-year and 2.9% linked-quarters.
•	Deposits at quarter-end grew 10.9% year-over-year and 3.1% linked-quarters.

Earnings Summary

Net income for the first quarter of 2017 of $6.5 million was comparable with the fourth quarter of 2016 and was impacted by the following factors: (a) lower net interest income of $0.5 million and non-interest income of $0.2 million, (b) a slight decrease in non-interest expenses of $0.1 million, and (c) a decline in income tax expense of $0.7 million. These factors contributed to diluted earnings per share of $0.36 for both the first quarter of 2017 and the fourth quarter of 2016.

Net income for the first quarter of 2017 of $6.5 million compared to $5.2 million in the first quarter of 2016 was impacted by the following factors: (a) higher net interest income of $1.1 million, (b) an increase in non-interest income of $0.4 million, (c) an increase in non-interest expense of $0.3 million, and (d) a decrease in income tax expense of $0.1 million.  These factors contributed to diluted earnings per share of $0.36 per share in the first quarter of 2017 compared to $0.29 per share in the first quarter of 2016.

Return on average assets for the quarter ended March 31, 2017 was 1.59% compared to 1.56% in the fourth quarter of 2016.  Return on average equity for first quarter of 2017 was 11.39% compared to 11.42% in the fourth quarter of 2016.

Net Interest Income and Margin

Net interest income for the first quarter of 2017 decreased by $0.5 million compared to the fourth quarter of 2016; and net interest margin declined in the current quarter to 4.55% compared to 4.58% in the fourth quarter of 2016.  The fourth quarter of 2016 included approximately $0.6 million of one-time interest income primarily from accretion of fair value adjustments and additional interest collected from troubled loan payoffs.  Net interest income for the first quarter of 2017 is $0.1 million higher when compared to the fourth quarter of 2016, after excluding the impact of the $0.6 million of one-time interest income.  Although the loans held for investment increased by $32.2 million in the first quarter of 2017, net interest margin declined principally due to a lower loan yield resulting from increased competition on loan rates and higher cost of funds.

Net interest income for the first quarter of 2017 increased $1.1 million compared to the first quarter of 2016, primarily due to an increase in loans held for investment of $81.9 million.  Net interest margin of 4.55% in the current quarter was slightly lower when compared to 4.58% in first quarter of 2016 primarily due to lower yields on invested cash and investment securities.

Provision for Loan Losses

The provision for loan losses for the first quarter of 2017 was comparable to the first quarter in 2016 and $50,000 higher than the fourth quarter of 2016.  The loan loss provision is related to the amount of loan growth and net charge-offs or recoveries during the period.  We had net charge-offs in the current quarter of $0.3 million, a small net charge-off in the first quarter of 2016 and a net recovery of $0.4 million in the fourth quarter 2016.

Non-interest Income

Non-interest income for the first quarter of 2017 was down $0.2 million compared to the fourth quarter of 2016 primarily due to a decrease in mortgage banking income. The Company has experienced lower mortgage banking income and residential mortgage loan volumes in the current quarter compared to the prior quarter.  The mortgage banking business has historically been a cyclical business.

Non-interest Expense

Non-interest expense for the first quarter of 2017 declined by $0.1 million compared to the fourth quarter of 2016, and increased by $0.3 million compared to the first quarter of 2016.  The decline in non-interest expense in the first quarter of 2017 compared to the fourth quarter 2016 was primarily related to lower data processing costs, higher deferred loan costs and offset by annual merit increases to salaries.  The increase in the first quarter 2017 compared to the comparable quarter in 2016 is primarily from higher occupancy costs due to lower sub-lease income and higher other expenses.

Our efficiency ratio for the first quarter of 2017 increased to 56.83% compared to 55.33% in the fourth quarter of 2016 and improved compared to 59.30% in the first quarter of 2016. While we continue to focus on improving our efficiency ratio, the ratio was impacted by lower revenues in the first quarter of

2017 compared to the fourth quarter of 2016; and could be impacted by investments in new branches, which we expect to open in the first half of 2017.

Income Tax Provision

The effective tax rate for the first quarter of 2017 was 29.6% compared to 34.4% for the fourth quarter of 2016 and 35.5% in the first quarter of 2016. The tax rate in 2017 is lower than 2016 primarily due to tax benefits related to tax-deductible stock compensation expense and the reversal of a liability related to an unrecognized tax benefit, all totaling $0.6 million in taxable benefits for the first quarter of 2017.  The fourth quarter of 2016 also included $0.2 million of tax benefits related to tax-deductible stock compensation expense.

Loans and Credit Quality

Loans held for investment in the first quarter of 2017 increased 7.7% year-over-year and 2.9% from December 31, 2016.  Average loans grew $74.9 million to $1.14 billion from the first quarter of 2016 to the first quarter of 2017.

Non-performing loans increased slightly to $5.7 million as of March 31, 2017 compared to $5.4 million as of year-end 2016 and $5.2 million as of the first quarter of 2016.  As of March 31, 2017, the ratio of non-performing assets to total assets was 0.35% compared to 0.34% as of December 31, 2016 and 0.37% as of March 31, 2016. The allowance for loan losses to loans was 1.42% of gross loans outstanding as of March 31, 2017, 1.46% as of December 31, 2016 and 1.45% as of March 31, 2016.

Investment Securities

Investment securities at March 31, 2017 increased slightly to $412.3 million compared to $409.1 million at year-end 2016 and $377.9 million as of March 31, 2016.

Deposits and Liabilities

Total deposits at the end of the first quarter of 2017 were $1.47 billion compared to $1.43 billion at December 31, 2016 and $1.32 billion at March 31, 2016.  Increases during these periods were primarily due to organic growth from existing customers and new customers. Non-interest-bearing deposits were 31.5% of total deposits as of March 31, 2017 compared to 31.1% as of December 31, 2016 and 30.8% as of March 31, 2016.  Our cost of funds was 0.31% in the first quarter of 2017 compared to 0.29% in the fourth quarter of 2016 and 0.32% in the first quarter of 2016.

Shareholders’ Equity

Shareholders’ equity increased to $234.2 million at March 31, 2017 compared to $228.5 million at December 31, 2016 and $215.4 million at March 31, 2016. The increase resulted primarily from exercises of equity grants and from net income during the intervening periods, net of cash dividends paid to shareholders.

Conference Call and Webcast

Management will conduct a live conference call and webcast for investors, analysts and the public relating to the Company's results for the first quarter of 2017 at 11:00 a.m. Eastern time on Thursday, April 27, 2017. The conference call will be accessible by telephone and through the internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the conference ID is 0425833.

To participate on the webcast, log on to: :  http://services.choruscall.com/links/pub170427.html

If you are unable to participate during the live webcast, the call will be archived on www.peoplesutah.com or at the webcast URL above until May 31, 2017. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.  These forward-looking statements include, but are not limited to statements concerning our  mortgage banking operation being a cyclical business.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 18 locations in two banking divisions, Bank of American Fork and Lewiston State Bank and one leasing division, GrowthFunding Equipment Finance. The Company has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	As of or Year-to-Date
	March 31,	December 31,	March 31,
(Dollars in thousands, except share data)	2017	2016	2016
Financial Condition Data:
Average loans	$1,135,689	$1,095,619	$1,060,790
Average earning assets	1,585,312	1,516,139	1,466,419
Average total assets	1,667,071	1,598,198	1,546,945
Average shareholders’ equity	232,269	221,044	213,443

Selected Balance Sheet Financial Ratios:
Book value per share	$13.07	$12.82	$12.16
Tangible book value per share	$13.04	$12.79	$12.12
Non-performing assets to total assets	0.35%	0.34%	0.37%
Allowance for loan losses to gross loans	1.42%	1.46%	1.45%
Loans to Deposits	78.20%	78.87%	80.61%

Asset Quality Data:
Non-performing loans	$5,703	$5,357	$5,187
Non-performing assets	5,948	5,602	5,831
Net charge-offs (recoveries)	271	(258)	34

Capital Ratios:
Tier 1 leverage capital (1)	14.10%	13.71%	13.85%
Total risk-based capital (1)	20.11%	20.19%	19.07%
Average equity to average assets	13.93%	13.83%	13.80%
Tangible common equity to tangible assets (4)	13.61%	13.69%	13.81%

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Selected Performance Ratios:
Basic earnings per share	$0.36	$0.37	$0.30
Diluted earnings per share	$0.36	$0.36	$0.29
Net interest margin (2)	4.55%	4.58%	4.58%
Efficiency ratio (3)	56.83%	55.33%	59.30%
Non-interest income to average assets	1.00%	1.03%	0.98%
Non-interest expense to average assets	3.03%	2.98%	3.16%
Return on average assets	1.59%	1.56%	1.36%
Return on average equity	11.39%	11.42%	9.88%
Net charge-offs (recoveries) to average loans	0.10%	-0.14%	0.01%

(1)	Tier 1 leverage capital and Total risk-based capital as of March 31, 2017 are estimates.
(2)	Net interest margin is defined as net interest income divided by average earning assets.
(3)	Represents non-interest expense all divided by the sum of net interest income and non-interest income.
(4)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $557,000, $581,000 and $654,000 at March 31, 2017, December 31, 2016, and March 31, 2016, respectively.

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	March 31,
(Dollars in thousands, except share data)	2017	2016	2016
ASSETS
Cash and due from banks	$25,773	$26,524	$20,973
Interest bearing deposits	62,171	37,958	20,434
Federal funds sold	2,884	3,456	5,488
Total cash and cash equivalents	90,828	67,938	46,895
Investment securities:
Available for sale, at fair value	334,249	335,609	313,641
Held to maturity, at historical cost	78,041	73,512	64,272
Total investment securities	412,290	409,121	377,913
Non-marketable equity securities	1,959	1,827	1,827
Loans held for sale	13,053	20,826	13,123
Loans:
Loans held for investment	1,152,030	1,119,877	1,070,146
Less allowance for loan losses	(16,644)	(16,715)	(15,723)
Total loans held for investment, net	1,135,386	1,103,162	1,054,423
Premises and equipment, net	22,701	21,926	22,027
Accrued interest receivable	5,779	5,557	5,826
Deferred income tax assets	9,731	9,799	7,753
Other real estate owned	245	245	644
Bank-owned life insurance	19,842	19,714	19,308
Other assets	5,834	5,866	5,933
Total assets	$1,717,648	$1,665,981	$1,555,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$462,886	$443,100	$407,849
Interest bearing deposits	1,005,779	981,974	916,467
Total deposits	1,468,665	1,425,074	1,324,316
Short-term borrowings	3,372	3,199	2,549
Accrued interest payable	279	305	309
Other liabilities	11,087	8,886	13,116
Total liabilities	1,483,403	1,437,464	1,340,290
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-
Common shares, $0.01 par value	179	178	177
Additional paid-in capital	69,256	68,657	67,924
Retained earnings	165,782	160,692	146,233
Accumulated other comprehensive income	(972)	(1,010)	1,048
Total shareholders’ equity	234,245	228,517	215,382
Total liabilities and shareholders’ equity	$1,717,648	$1,665,981	$1,555,672

Common shares outstanding	17,925,284	17,819,538	17,715,348

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(Dollars in thousands, except share	March 31,	December 31,	March 31,
and per share data)	2017	2016	2016
Interest income
Interest and fees on loans	$16,853	$17,453	$15,851
Interest and dividends on investments	1,705	1,592	1,603
Total interest income	18,558	19,045	17,454
Interest expense	766	712	754
Net interest income	17,792	18,333	16,700
Provision for loan losses	200	150	200
Net interest income after provision for loan losses	17,592	18,183	16,500
Non-interest income
Service charges on deposit accounts	536	555	513
Card processing	1,124	1,155	1,031
Mortgage banking	1,979	2,209	1,748
Other operating	486	413	471
Total non-interest income	4,125	4,332	3,763
Non-interest expense
Salaries and employee benefits	7,967	7,924	7,884
Occupancy, equipment and depreciation	1,117	1,131	988
Data processing	675	754	707
FDIC premiums	126	124	195
Card processing	529	530	590
Marketing and advertising	262	284	169
Other	1,780	1,793	1,602
Total non-interest expense	12,456	12,540	12,135
Income before income tax expense	9,261	9,975	8,128
Income tax expense	2,740	3,433	2,885
Net income	$6,521	$6,542	$5,243

Earnings per common share:
Basic	$0.36	$0.37	$0.30
Diluted	$0.36	$0.36	$0.29

Weighted average common shares outstanding:
Basic	17,884,026	17,795,526	17,632,288
Diluted	18,316,331	18,312,822	18,124,392

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	March 31, 2017			March 31, 2016
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$314,779	$1,201	1.55%	$291,626	$1,139	1.57%
Non-taxable securities (1) (2)	92,164	649	2.86%	95,418	682	2.87%
Loans (3) (4)	1,135,689	16,853	6.02%	1,060,790	15,851	6.01%
Total interest earning assets	1,585,312	18,785	4.81%	1,466,419	17,692	4.85%
Total average assets	1,667,071			1,546,945
Total interest bearing deposits	993,483	766	0.31%	934,181	754	0.32%
Shareholders’ equity	232,269			213,443
Net interest income (tax-equivalent)		18,019			16,938
Net interest margin (tax-equivalent)			4.61%			4.65%

(1)	Excludes average unrealized gains (losses) of ($1.7 million) and $726,000 for the three months ended March 31, 2017 and 2016, respectively.
(2)	Includes tax effect on tax-exempt investment security income of $227,000 and $238,000 for the three months ended March 31, 2017 and 2016, respectively.
(3)	Loan interest income includes loan fees of $1.5 million and $1.3 million for the three months ended March 31, 2017 and 2016, respectively.
(4)	Excludes average non-accrual loans of $5.5 million and $6.3 million for the three months ended March 31, 2017 and 2016, respectively.